Exhibit 11.1

November 2011

i

I.	PRINCIPLES OF BUSINESS CONDUCT ETHICS

This Code of Business Conduct and Ethics (the “Code”) describes long-standing principles of ethical conduct that Tomkins Limited (together with its successors, subsidiaries and two parent companies, Pinafore Holdings BV and Pinafore Coöperatief U.A., “Tomkins” or the “Company”) must follow to ensure our business is conducted with honesty, integrity, accountability and in compliance with the applicable laws, rules and regulations (the “laws”) in the countries in which we operate. This Code applies to every Company director, officer and employee, and all Company personnel must know and follow the Code and all applicable Company policies. For purposes of this Code, all references to “directors,” “officers” and “employees” refer to Company directors, officers and employees. Because of our past efforts and dedication, we have established a reputation for honest, ethical conduct while becoming a leading global company. We should take pride in this reputation, and we must work together to preserve it. This Code is designed to assist directors, officers and employees in understanding their legal and ethical obligations regarding:

•	compliance with laws;

•	conflicts of interest;

•	corporate opportunities;

•	confidentiality;

•	fair dealing;

•	protection and use of Company assets; and

•	reporting illegal or unethical behavior.

This Code is not exhaustive. In many cases, more specific requirements are contained in various Company policies, procedures and guidelines which you can obtain from your manager, Human Resources Department or the Legal Department website (the “Legal Department Website”). These resources are also available to answer your questions if you are ever unsure about how to handle or respond to a particular situation. You may also present questions anonymously through the Company’s Ethics and Compliance Hotline at the numbers set forth on Annex A to this Code (the “Ethics and Compliance Hotline”). Any director, officer or employee who violates the spirit or letter of this Code will be subject to disciplinary action.

II.	COMPLIANCE WITH LAWS

A.	Generally

Tomkins is committed to operating within the framework of the laws applicable to its business. All directors, officers and employees are expected to understand and adhere to the applicable laws

Compliance with the law is not our entire ethical responsibility, but is a minimum condition essential for the Company’s success. Business or market conditions are never justifications for violating the law. Violations could subject Tomkins and the individuals involved to criminal liability, regulatory action and civil lawsuits. In addition, the Company may be disqualified from certain government contracts.

If you become aware of a potential ethical or legal violation, including a Code or a Company policy violation, you have a duty to promptly report it to the appropriate individual within your business unit and the General Counsel (whose contact information is available on the Legal Department Website). You also can make a report through the Ethics and Compliance Hotline.

B.	Dealing with Government Officials and Government Agencies – Anti-Corruption and International Trade Regulations

We routinely deal with international, federal, state and local governments in the course of our business. In any transactions with a government or government agency, you must adhere to the highest standards of honesty and integrity and abide by all applicable laws. Directors, officers and employees must deal with governments on an “arm’s-length” basis and must not offer or receive anything of value, including any payment, gift, bribe, secret commission or any other benefit to influence the decision or action of any government employee, official, candidate or political party. Under anti-corruption laws, the definitions of “government” and “government official” are expansive and often broader than expected.

Bribes or kickbacks to or from government or government officials, customers or suppliers are strictly prohibited. Statements made, records submitted and information provided to government officials, whether made orally or in writing, must be truthful and accurate. All bids must be made in good faith. In addition, there are specific laws governing the hiring of former government employees and procurement officials. The Legal Department must pre-approve any potential discussions of employment with government employees or procurement officials. Our Anti-Corruption Compliance Policy (“Anti-Corruption Policy”) provides greater detail on the Company’s applicable policies and must be complied with by all directors, officers and employees. A copy of Tomkins’ Anti-Corruption Policy is available on the Legal Department Website.

Directors, officers and employees must always follow applicable procurement, export, import and international trade laws (including anti-boycott laws). Our Import Control Manual and Export Control Compliance Program set forth the Company’s applicable policies and these laws and must be complied with by all directors, officers and employees. Copies of these policies are available on the Legal Department Website.

C.	Insider Trading

You must never engage in “insider trading,” which is buying or selling shares, stock or other securities (including sales of shares or stock acquired through Company plans) based on “material non-public information” or attempting to “beat the market” by purchasing or selling shares, stock or securities shortly before, simultaneously with or within a short time after public release of material information. It is important to remember that not only is dealing in the shares, stock or securities while in possession of material non-public information an offense, but encouraging another to deal or passing the material non-public information on to another person (“tipping”) also generally are offenses under securities laws. These restrictions apply not only to the shares, stock and securities of Tomkins but also to the shares, stock and securities of any company about which you have specific material non-public information as a result of your employment or engagement with the Company.

“Material non-public information” includes any information that has not been made available to the public that might be of significance to an investor in deciding whether to buy or sell shares, stock or other securities or, if such information were made public, would be likely to have a significant effect on the price of the relevant shares, stock or securities.

Examples include, but are not limited to:

•	Internal financial information including sales volumes and trends;

•	Potential significant management changes; and

•	Potential significant transactions with other companies, such as joint ventures or licensing agreements.

Insider trading is both unethical and a criminal offense in most countries. For example, in the United States, penalties can include criminal penalties of up to $5 million, a jail term of up to twenty years and civil penalties of up to three times the illegal profit gained or loss avoided in the illegal trade. In the UK, the offense may be punishable by a jail term of up to 7 years and unlimited fines.

If you think that you know material non-public information about Tomkins or another company as a result of your employment with or service to the Company and you wish to trade in our or the applicable company’s shares, stock or securities, you must first obtain the permission of the General Counsel before trading or advising anyone else to trade. Please refer to the Tomkins Insider Trading Policy, available on the Legal Department website, for more information.

D.	Tax Reporting

Tomkins will record and report all transactions, including those where payment is made in cash. All tax allowances to which you are entitled as a director, officer or employee will be listed and declared for tax purposes.

E.	Loans

In accordance with applicable laws, the Company will not, directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

III.	CONFLICTS OF INTEREST

A.	Generally

A conflict of interest arises when your personal, social or financial interests interfere in any way (or even appears to interfere) with your ability to act in the best interests of the Company. All employees must discharge their responsibilities to Tomkins on the basis of what is in the best interest of the Company, independent of personal consideration or relationships. Depending on your responsibilities, certain Directors and employees should not have a financial interest in our customers, suppliers or competitors. The most common types of financial interest are ownership of shares, stock, bonds or notes, a partnership interest or a direct or indirect interest through a trust or other relationship. A financial interest may be a problem to the extent that it presents a potential for conflict of interest or the appearance of a potential conflict of interest with your responsibilities to Tomkins. Generally, conflicts of interest will not arise from owning shares or stock in widely-held public companies, such as those traded on the London and New York Stock Exchanges, provided that you are not making or controlling decisions of such company. Directors must discharge their fiduciary duties as directors to the Company.

Directors and employees should disclose any potential conflicts to the Legal Department in order to receive a determination as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and other members of the employee’s household.

B.	Activities Outside The Company

Although Tomkins has no interest in preventing employees from engaging in lawful activities during nonworking hours, employees must make sure that their outside activities do not conflict or interfere with their responsibilities to the Company or otherwise reflect poorly on Tomkins. For example, without approval by the Company, a Tomkins employee generally may not:

•	engage in self-employment or perform paid or unpaid work for others in a field of interest similar to or in competition with Tomkins’;

•	use proprietary or confidential Company information for personal gain or to the Company’s detriment;

•	use Company assets or labor for personal use, except for incidental use permitted under the Company’s policies; or

•	acquire any interest in property or assets of any kind for the purpose of selling or leasing it to the Company.

IV.	COMPANY BUSINESS OPPORTUNITIES

Directors and employees are expected to advance the Company’s legitimate business interests when the opportunity to do so arises. Directors and employees many not use the Company’s property, information or position for personal gain, or compete with the Company. Further, directors and employees may not take for themselves (or direct to a third party) a business opportunity that is discovered through the use of the Company’s property or information or through the director’s or employee’s position, which it reasonably believes may be of interest to Tomkins. These opportunities belong to Tomkins when:

•	the Company has been offered or pursues the opportunity;

•	the opportunity is in the Company’s industry or line of business;

•	the Company has devoted personnel or facilities to develop it; or

•	the Company has provided resources or funding to it.

V.	CONFIDENTIALITY

A.	Confidential Information

It is critical that confidential information remains confidential. Confidential information includes any information including trade secrets that has not been made available to the public. This can include information relating to Tomkins’ current or anticipated business activities, including, but not limited to its:

•	operations;

•	pricing;

•	inventions;

•	processes;

•	financial performance and data;

•	prospects;

•	trade secrets and know-how;

•	acquisition and divesture opportunities;

•	research and development;

•	customer and supplier information;

•	personally identifiable information received from employees, customers, suppliers or other third parties

•	any non-public information provided by a third party with the expectation that the information will be kept confidential; and

•	organization charts and/or any other information about the identities of our employees, their roles, compensation or experience.

You should not discuss confidential work matters with friends, relatives or other non-employees, or in any public places, such as elevators, public transport (including airplanes) or restaurants.

No employee should disclose the Company’s confidential or proprietary information to anyone within or outside of the Company unless the recipient will need this information to carry out his or her assigned responsibilities as an employee of the Company, or if necessary with a non-employee third party who has been properly authorized by an authorized representative of the Company to receive such information. All enquiries regarding Tomkins from non-employees, such as financial analysts, credit reporting agencies, journalists, and the media should be directed to Chief Executive Officer, Chief Financial Officer or the General Counsel for response or referral to the appropriate party. In addition, most employees are required to sign a separate confidentiality agreement upon hire. If you do not recall those undertakings, consult your Human Resources Department for a copy of any applicable documents or policies for your business unit.

When leaving employment with or service to the Company, you must return all confidential information in your possession and you are required to continue to protect any confidential information learned during the course of your employment with or service to the Company. Information that you have acquired in your previous employment should be treated with the same respect.

Our policies on confidential information are more completely set out in our “Statement of Policy and Rules on the Disclosure of Company Information,” copies of which are available on the Legal Department Website.

B.	Personal Data

We receive and hold personal data on a large number of individuals in the course of our business. Access to personal information about Company employees is restricted to people with a “need to know” within Tomkins and will be transmitted to other employees or third parties only for legitimate and necessary business purposes or to satisfy legitimate investigative or legal requirements. Employees who are responsible for maintaining personal information must ensure that the information is not disclosed inappropriately or misused.

If you wish to view your personal data, which we hold, or you have any questions in relation to such data, you must make a request to your Human Resources Department.

VI.	FAIR DEALING

A.	Competing Fairly and Complying with Antitrust and Fair Competition Laws

We support fair global trading practices which are critical to promoting free enterprise. Antitrust and fair competition laws reflect this commitment to promote competition and a free enterprise trade system. It is our policy to comply fully with all applicable antitrust and fair competition laws.

In many countries, agreements between competitors regarding prices to be charged, competitive bidding, customers to be solicited or geographic areas to be served, are prohibited. Examples of unlawful anti-competitive behavior include:

•	Coordinating bids with competitors;

•	Allocating customers or markets;

•	Fixing a price range or a minimum or maximum price;

•	Limiting output or restricting delivery schedules;

•	Fixing discounts, rebates, or credit terms;

•	Agreeing to boycott certain suppliers or customers; and

•	Exchanging information relating to profits, costs, prices or other terms or conditions of sale.

Violations of these laws may result in the imposition of severe criminal and civil penalties on the Company and its employees.

Understanding the requirements of antitrust and fair competition laws of the various jurisdictions in which Tomkins does business can be difficult. Any contact with a competitor may be hazardous. An agreement between competitors need not be written or precise in order to be legally challenged. Illegal agreements are often prosecuted through circumstantial evidence of “small talk”, “casual discussions” and “harmless” exchanges of business information. You should avoid such discussions, whether they occur in a large, formal group or in a social setting such as gatherings following a trade association meeting. You also should be vigilant when participating in trade group activities or collaborative projects involving competitors, even when such projects appear to serve the public interest.

If a competitor raises a competitively sensitive topic or any other matter that you believe might violate the antitrust or fair competition laws or our Company policy, you should immediately and firmly decline to discuss it and inform the appropriate individual within your business unit, or call the Ethics and Compliance Hotline as soon as possible.

B.	Employee Health and Safety

We are committed to providing a safe work environment with the goal of zero workplace injuries. Healthy and safe working conditions and incident prevention are vitally important parts of operating our business. We must comply fully with all applicable health and safety laws. If the environment that you work in becomes unsafe or threatening for any reason, you should immediately stop what you are doing and notify the appropriate individual within your business unit to report the issue, or use the Ethics and Compliance Hotline.

It is your responsibility to:

•	prevent incidents and injuries by maintaining a safe work environment;

•	follow safe work procedures and practices;

•	set an example for others;

•	learn how to recognize unsafe conditions; and

•	report incidents, injuries or unsafe work conditions or physically or emotionally abusive situations.

Employees who work while under the influence of alcohol or illegal drugs pose dangers to themselves, other employees and the general public. The Company forbids the possession and use of alcohol and illegal drugs by any employee in the workplace or while operating motor vehicles or other machinery while engaged on Company business. Employees may, however, consume alcohol at authorized Company functions or in certain legitimate business settings, such as client entertainment. At all times, however, employees are expected to act responsibility and to drink moderately.

Tomkins will not tolerate behavior that endangers or threatens its directors, employees, suppliers, partners or its reputation. Employees may not bring any weapon or firearm onto Company facilities, regardless of whether or not such weapon or firearm is registered.

C.	Equitable Treatment

We are firmly committed to the equitable treatment of all our employees and qualified applicants for employment. Equal opportunity in all aspects of employment is one of our firmest and most basic beliefs and we will not tolerate any illegal discrimination, harassment or retaliation.

It is the responsibility of each of us to help Tomkins provide a work atmosphere free of illegal discrimination, harassment, retaliation, abuse (physical or otherwise), disrespect, disorder, disruption or other non-professional conduct. The Company will not tolerate discrimination or harassment on the basis of race, religion, national origin, sex, age, physical or mental disability, marital status, sexual orientation or any other protected class in dealing with employees, customers, suppliers or any other business contacts. The Company will not tolerate, condone or allow sexual harassment whether engaged in by co-workers, supervisors, customers, or other non-employees who conduct business with the Company. Any violation of this policy and will be treated with appropriate discipline, up to and including termination of employment. If you observe any violation of this policy, you should notify the appropriate individual within your business unit or call the Ethics and Compliance Hotline.

D.	Environment

We are committed to conducting our worldwide operations with respect for the natural environment. Employees have a responsibility to follow applicable environmental laws and standards. Solid and hazardous wastes must always be handled responsibly and according to the applicable law. Employees are encouraged to engage in environmentally conscious and sustainable practices whenever possible.

If you become aware of any violation of any applicable environmental law, you should immediately inform the appropriate individual within your business unit or call the Ethics and Compliance Hotline.

E.	Supplier and Customer Relations

We base supplier and customer relationships on lawful, efficient and fair practices. The quality of our supplier relationships often has a direct bearing on the quality of our customer relationships. The Tomkins Supplier Code of Conduct sets forth guidelines that you should consult with respect to establishing and maintaining supplier relationships. This policy can be found on the Legal Department Website.

Employees must deal with suppliers and customers on a fair and honest basis. It is Tomkins’ policy to sell our products and services on their merits and to avoid making disparaging comments about the products and services of competitors unless they can be substantiated. Employees should be careful in this regard in commenting upon the character, financial condition, or potential legal or regulatory problems of competitors.

Buying and selling must be done on an “arm’s length” basis, free of any kickbacks, bribes, secret commissions, gifts or favors. Modest gifts and reasonable entertainment may be given and received, where legally permitted and in accordance with Company policies and local business practices, to and from persons doing business or seeking to do business with the Company. No permitted gift or entertainment should be of such nature or value as to constitute a real personal enrichment of the recipient or to create an obligation (whether perceived or genuine) on the part of the recipient, or as would reflect unfavorably on the Company or the donor or recipient if subjected to public scrutiny. Cash or equivalents are not to be given or accepted. However, Tomkins recognizes that employees have personal relationships outside the Company and that there are many circumstances in which personal and business relationships may overlap. Employees are encouraged to be thoughtful with respect to gifts given and accepted in the context of those relationships to ensure that they are legal, appropriate, and would reasonably be perceived as appropriate under the circumstances. Please refer to Section 4 of the Anti-Corruption Policy for more detailed guidelines on the Company’s policy on Gifts, Entertainment and Hospitality.

Employees should always provide a competitive opportunity for suppliers to earn a share of our purchasing volume, including any supplier businesses owned by the disadvantaged, minorities and women and enlist supplier support in ensuring that we consistently meet and exceed customer expectations of quality, cost and delivery.

You may not enter into any agreement binding on the Company without authorization. The Company has instituted contract and signature approval policies which identify those individuals who have the authority to approve and sign certain contracts binding on Tomkins. If there are any questions about which employees have signature authority for a given contract, contact the Legal Department.

VII.	PROTECTION AND USE OF COMPANY ASSETS

A.	Use of Company Assets

We utilize computers, facsimile machines, photocopiers and other business systems and equipment to enhance the quality and efficiency of the services we provide. You should use these systems and equipment for furthering Tomkins business-related purposes. While employees are generally permitted to also use such resources and systems for incidental personal purposes, they must use them in a responsible manner and in a manner that would not reasonably be expected to expose them or the Company to loss, liability or damage. All use of these systems and equipment is within the sole discretion of the Company and must comply with applicable law and Tomkins policies. Generally, employees are given access to the Company’s various technologies consistent with their job functions. The Company reserves the right to limit such access by any means available to it, including revoking access altogether. You may be subject to disciplinary action up to and including termination of employment for violations this policy.

All messages, documents, data and other material created by, entered into, or stored in our systems or equipment belong to the Company. Subject to applicable laws, we may access, review, monitor and/or disclose such material at any time, with or without notice to you. This includes all e-mail messages and internet usage. Our Electronic Mail, Facsimile and Internet Communication Policy provides greater detail on the Company’s applicable policies and must be complied with by all directors, officers and employees. A copy of this policy is available on the Legal Department Website.

B.	Political and Charitable Activities

No contributions may be made to any political party, political campaign, political candidate or public official in the United States or any foreign country, or any charitable organization using Company funds or assets unless the contribution is lawful and expressly authorized. Making charitable contributions on behalf of or at the direction or suggestion of government officials may have serious consequences for the Company and any involved employees under various anti-corruption laws, including the Foreign Corrupt Practices Act and the UK Bribery Act. Therefore, the Company’s policy is that donations may not be used as an indirect way of providing a personal benefit to a government official or private individual. See Section 6.0 of the Anti-Corruption Policy for additional guidelines.

Nothing in this Code is intended to discourage you from making contributions of your own time or funds to political parties or candidates of your choice and the Company recognizes and encourages employees’ involvement in charity and community service and the making of charitable donations. However, you will not be compensated or reimbursed by the Company for any personal contributions of your own time or funds, except in accordance with the Tomkins Corporation Foundation Matching Gift Program or other similar program then in effect.

C.	Financial Controls

Investors, creditors and others have a legitimate interest in the Company’s financial information. The integrity of Tomkins’ financial reporting is based upon the validity, accuracy and completeness of the information upon which our accounts and records are based. The Company expects employees involved in creating, processing or recording such information to take responsibility for its integrity. All employees must make candid reports to management. Among other things, this requires that reports contain accurate information and that accounting records be maintained properly in accordance with our internal controls and generally accepted accounting principles.

Without limiting the foregoing, immediate termination will result for employees found to be involved in the submission of false invoices or expense reports, the forging or alteration of checks or misdirection of payments, the unauthorized handling or reporting of transactions, the theft or misappropriation of any asset, the creation or manipulation of financial information so as to artificially inflate or depress financial results, or any improper or fraudulent interference with or coercion, manipulation or misleading of the Company’s auditors or the Board of Directors of Tomkins Limited, The Gates Corporation or Tomkins Building Products, Inc., as applicable (the “Board”) or any of their subsidiaries.

The Company has developed financial controls, practices, and procedures designed to protect the group’s assets from theft or misappropriation. All employees, whether or not employed in finance or a related area, have an important responsibility for identifying suspicious activity. If you become aware of or have concerns about possible improprieties, including being asked to do something that you know is not in accordance with the applicable financial control or established procedure or practice, it is your duty to report this to the appropriate individual within your business unit or through the Ethics and Compliance Hotline.

D.	Intellectual Property

Intellectual property is an important Company asset that helps us maintain our competitive advantage, our reputation and our brand, and must be protected. Examples of intellectual property include:

•	the Tomkins, Gates and other brand names;

•	their associated logos;

•	patents;

•	trademarks;

•	copyrights;

•	confidential information including trades secrets;

•	ideas, inventions and product developments;

•	manufacturing processes and knowhow; and

•	competitive analyses, plans and strategies.

Our trademarks and logos should be used only in accordance with Company policies and procedures.

Employees must always protect Tomkins’ intellectual property and avoid infringing on the intellectual property rights of others. If you make any inventions or discoveries during the course of your employment with the Company, you must make this known to your supervisor and you must treat such inventions or discoveries as strictly confidential intellectual property belonging to Tomkins. Such inventions or discoveries may require protection by registration or filing under applicable law.

Refer any misuse or infringement of Tomkins’ intellectual property to the appropriate individual within your business unit or through the Ethics and Compliance Hotline.

VIII.	GOVERNMENT INVESTIGATIONS AND INFORMATION REQUESTS

Our policy is to cooperate with every reasonable request of government investigators. If a representative of any government or government agency seeks an interview with you or requests access to data or documents for the purposes of an investigation, you must refer the representative to your supervisor immediately, who must consult with the General Counsel. Under no circumstances should you grant an interview or provide Company data or documents before you have consulted with the General Counsel. You should also preserve all materials, including documents and emails that might relate to any pending or reasonably possible investigation.

IX.	COMPLIANCE AND REPORTING

A.	Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes or applicable law underlying this Code may require the Company to refer such violation to the appropriate authority for criminal prosecution or civil action.

B.	Reporting Procedures and Other Inquiries

If you are aware of a violation or potential violation of applicable law or Company policy or if you are unsure as to whether a violation has occurred or if you need guidance as to any action that might be taken, inform the appropriate individual within your business unit or the Legal Department or call the Ethics and Compliance Hotline. You should not investigate any violation or potential violation on your own and should leave such work to the appropriate persons within the Company. You do not have to give your name in reporting a violation, potential violation or in asking for guidance, but be prepared to provide enough information for the Company to be able to follow up (i.e., names of persons allegedly involved, dates and nature of activity). Confidentiality will be maintained to the fullest extent possible. You will be subject to disciplinary action if you submit a false report, but you will never be penalized for making a good-faith report and we will not tolerate retaliation against any employee who makes a good-faith report. Self-reporting is encouraged and if you report a violation and are in some way also involved in the violation, Tomkins will take the self-report into account in its consideration of disciplinary action in connection with any violation.

X.	APPROVALS AND WAIVERS; AMENDMENT; INTERPRETATION

Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval from the General Counsel. Approvals relating to executive officers and directors must be obtained from the Board or a committee thereof.

Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions relating to executive officers and directors may only be granted by the Board or a committee thereof. Any waiver granted under this Code will be disclosed as required under applicable laws. The General Counsel may make nonmaterial changes to this Code. All other changes in this Code may only be made by the Board and will be disclosed as required under applicable laws.

In some situations it may not be clear whether a provision of the Code is intended to apply to particular conduct. In such situations the General Counsel has full power and authority to interpret the Code and to refer matters to the Board, when warranted, for interpretation. A determination by the Board that the Code does not apply to certain conduct shall not be deemed to be a waiver of the Code’s requirements.

ANNEX A

Tomkins

Ethics and Compliance Hotline

Hotline Numbers by Country

Country	Language	800 #	Options	Cell Phone Access
Argentina	Spanish	00-800-230-11111	Option 0, then 7	No
Australia	English	0011-800-230-11111	Option 1	Yes
Bahrain	English	80000423	Direct	Yes
Belgium	Dutch	00-800-230-11111	Option 0, then 1	Yes
Brazil	Portuguese	00-800-230-11111	Option 0, then 2	Yes
Canada	English	1-877-848-2778	Direct	Yes
China	Chinese - Mandarin	00-800-230-11111	Option 2	No
Czech Republic	Czech	00-800-230-11111	Option 0, then 5	No
France	French	00-800-230-11111	Option 6	Yes
Germany	German	00-800-230-11111	Option 7	Yes
India	Hindi	00-0800-100-8353	Direct	Yes
Indonesia	English	001-803-0192-148	Direct	Yes
Italy	Italian	00-800-230-11111	Option 9	No
Japan	Japanese	010-800-230-11111	Option 4	Yes
Luxembourg	English	00-800-230-11111	Option 1	No
Mexico	Spanish	01-800-248-6996	Direct	Yes
Oman	English	800-74403	Direct	Yes
Poland	Polish	00-800-230-11111	Option 0, then 6	Yes
Russia	Russian	810-800-230-11111	Option 0, then 3	No
Saudi Arabia	English	8008141175	Direct	No
Singapore	Chinese - Mandarin	00-800-230-11111	Option 2	Only from Singtel network
South Korea	Korean	001-800-230-11111	Option 5	Yes
Spain	Spanish	00-800-230-11111	Option 0, then 7	No
Taiwan	Chinese - Mandarin	00-800-230-11111	Option 2	Yes
Thailand	Thai	001-800-230-11111	Option 3	Yes
Turkey	Turkish	00-800-142-062148		No
United Arab Emirates	English	800035702433	Direct	Yes
United Kingdom	English	00-800-230-11111	Option 1	Yes
United States	English	1-877-848-2778	Direct	Yes

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